UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2011
Premier Exhibitions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road N.E., Suite 900, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of New Director
On September 21, 2011, Premier Exhibitions, Inc. issued a Press Release, attached hereto as Exhibit 99.1, announcing that on September 16, 2011, the Board of Directors elected Mark McGowan to be a director of the Company, effective immediately.
Mr. McGowan has been the managing member of SAF Capital Management LLC, an investment fund and shareholder of the Company, since 2006. Mr. McGowan is also the Chairman of the Board of CombiMatrix Corporation, a molecular diagnostics laboratory offering comprehensive profiling of chromosomes and genes for both oncology and pre- and postnatal developmental disorders. Prior to forming SAF Capital Management LLC, Mr. McGowan was Co-founder and Managing Partner of MPG Capital Management LLC, an equity market research firm which derived and licensed statistically validated algorithmic trading models and investment strategies for wealthy individuals and institutional investors. Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, a consumer products and healthcare company, where he was instrumental in shaping marketing strategies for multiple brands. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics, from Michigan State University.
There was no arrangement or understanding between Mr. McGowan and any other person pursuant to which he was elected as a director of the Company. There are no transactions between Mr. McGowan and the Company that would require disclosure under Item 404(a) of Regulation S-K.
No material plan, contract or arrangement (whether or not written) to which Mr. McGowan is a party or a participant was entered into or materially amended in connection with his joining the Board of Directors, and, other than as described below, Mr. McGowan did not receive any grant or award or any modification thereto, under any such plan, contract or arrangement in connection with such event.
Under the terms of the Company’s director compensation plan, for the 2011 calendar year, each non-employee director is paid $90,000 per year, in a split of cash and equity based on the director’s election prior to the beginning of the calendar year. The Board of Directors will set Mr. McGowan’s compensation consistent with this program, prorated for the portion of the year in which he will serve as a director. Equity compensation is in the form of restricted stock units granted under the 2009 Equity Incentive Plan and vesting on the earlier of (i) January 1, 2012, (ii) a change-of-control, or (iii) the day when a director ceases to serve on our Board of Directors. If a director ceases to be a member of our Board of Directors, his restricted stock units will vest immediately and proportionately to the period of time served by the director during the applicable calendar year. The restricted stock units will be payable to the non-employee director, in shares of our common stock, within 20 days after becoming vested, and any units that do not vest will be forfeited. Cash compensation is paid monthly.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Bylaw Amendment
On September 16, 2011, the Board of Directors amended the Bylaws of Premier Exhibitions, Inc., effective immediately, to increase the number of directors from 8 to 9. The amended Bylaws are attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
3.1	The Bylaws of Premier Exhibitions, Inc., as amended September 16, 2011.
99.1	Press Release, dated September 21, 2011.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ Christopher J. Davino
Christopher J. Davino
President and Chief Executive Officer
Atlanta, Georgia
Date: September 21, 2011

EXHIBIT INDEX

Exhibit No.	Description
3.1	Bylaws of Premier Exhibitions, Inc., as amended effective September 16, 2011

99.1	Press Release dated September 21, 2011